UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2016

NorthStar Realty Europe Corp.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-37597 (Commission File Number)	32-0468861 (I.R.S. Employer Identification No.)

399 Park Avenue, 18th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 27, 2016, NorthStar Realty Europe Corp.’s (the “Company”) board of directors (the “Board”) voted to elect Ms. Dianne Hurley, effective August 3, 2016, as an independent director of the Board. Concurrently with the effectiveness of the foregoing election, the size of the Board was increased from seven to eight members. Ms. Hurley has not been assigned to any Board committees at this time.

Ms. Hurley has consulted as the Chief Operating Officer of Imperial Companies, a startup real estate private investment firm since August 2015. From January to June 2015, she worked as Chief Administrative Officer of RedBird Capital Partners, a startup growth private equity firm. From November 2011 to January 2015, Ms. Hurley served as Managing Director of SG Partners, an executive search firm, where her responsibilities included business development and execution of private equity, hedge fund and real estate recruiting efforts. From September 2009 to November 2011, Ms. Hurley served as the Chief Operating Officer, Global Distribution, of Credit Suisse Asset Management, where she was responsible for overall management of the sales business, strategic initiatives, financial and client reporting, and regulatory and compliance oversight. From 2004 to September 2009, Ms. Hurley served as the founding Chief Administrative Officer of TPG-Axon Capital, where she was responsible for investor relations and fundraising, human capital management, compliance policy implementation, joint venture real estate investments and corporate real estate. Earlier in her career, Ms. Hurley worked in the real estate department at Goldman Sachs.

Ms. Hurley has served as an independent director and audit committee chairperson of NorthStar Real Estate Capital Income Fund since March 2016, as an independent director and audit committee member of NorthStar/RXR New York Metro Real Estate, Inc. since February 2015 and as an independent director and audit committee chairperson of Griffin-American Healthcare REIT IV, Inc. since February 2016.

Ms. Hurley holds a Bachelor of Arts from Harvard University and a Master of Business Administration from the Yale School of Management.

There are no understandings or arrangements between Ms. Hurley and any other person pursuant to which Ms. Hurley was elected as a director. There are no transactions regarding Ms. Hurley that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Ms. Hurley does not currently participate in any material plan, contract or arrangement with the Company but will be entitled to receive ordinary non-employee director compensation. Non-employee director compensation currently consists of an initial grant of equity valued at $140,000 on the effective date of election, which is subject to vesting in three equal installments over a three year period, an annual grant of equity valued at $75,000 that is issuable following the Company’s annual meeting, and annual base cash compensation of $75,000. Ms. Hurley will also enter into the Company’s form of indemnification agreement for directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Realty Europe Corp. (Registrant)

Date: July 29, 2016	By:	/s/ Trevor K. Ross
Trevor K. Ross General Counsel and Secretary